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                                                                       Exhibit 4


                          AMENDMENT TO PROMISSORY NOTE


      Agreement made this 8th day of November, 2002, by and between Greenleaf Capital, Inc. ("Lender"), and SofTech, Inc. ("Borrower").

      WHEREAS, Lender and Borrower are parties to a Promissory Note dated September 13, 2001, a copy of which is attached as Exhibit A, wherein Lender agreed to loan to Borrower a principal amount of up to Eleven Million Dollars on the terms and conditions set forth in the said Promissory Note; and

      WHEREAS, Borrower has requested and Lender has agreed to amend said Promissory Note to provide for a principal sum of up to Fifteen Million Dollars and to change the interest rate and time for repayment;

      NOW THEREFORE, it is agreed as follows:

1. Paragraph 1 of the Promissory Note is hereby amended to read: "For value received, the undersigned ("Borrower") promises to pay to Greenleaf Capital, Inc. ("Lender"), 3505 Greenleaf Blvd., Kalamazoo, Michigan, the principal amount of up to Fifteen Million Dollars ($15,000,000) and interest computed on the basis of a 360-day year for the actual number of days elapsed on the unpaid principal balance at a rate per annum equal to the Prime Rate published from time to time in the Wall Street Journal, plus 3.0% until maturity and the same rate after maturity."

2. Paragraph 2 of the Promissory Note is hereby amended to read: "Installment Payment. The principal of and interest on this note shall be paid in installments beginning August 12, 1999 and on the 12th day of each succeeding month until June 12, 2007, at which time the remaining balance or principal and interest shall be paid in full. Each installment payable after this Amendment shall be in an amount equal to a sum that allows for the principal to be repaid over a 15 year amortization period commencing with the date of this Amendment, plus interest accrued at the above rate on the average outstanding principal outstanding for the previous 30 day period."

3. All other provisions of the Promissory Note shall remain in full force and effect.


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BORROWER:                                        LENDER:
SOFTECH, INC.                                    GREENLEAF CAPITAL, INC.


By:     /s/Joseph P. Mullaney                    By:     /s/Barry Bedford
    --------------------------                       --------------------------

Its:    President                                Its:    Chief Financial Officer
     --------------------------                       --------------------------

Dated:  November 8, 2002                         Dated:  November 8, 2002
       ------------------------                         ----------------------


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